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                            VALLEY FORGE CORPORATION



                         $11,000,000 8.15% SENIOR NOTES



                             NOTE PURCHASE AGREEMENT


                                      WITH


                  NORTHWESTERN NATIONAL LIFE INSURANCE COMPANY
              THE NORTH ATLANTIC LIFE INSURANCE COMPANY OF AMERICA
                                       AND
                         NORTHERN LIFE INSURANCE COMPANY



                            DATED AS OF MAY 15, 1994
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
                                TABLE OF CONTENTS


Paragraph                                                                 Page
---------                                                                 ----
1.   Purchase and Sale of Notes...........................................   1

2.   Voluntary Prepayments ...............................................   3

3.   Representations and warranties.......................................   3

4.    Affirmative Covenants...............................................   8
        (a)      Payment..................................................   8
        (b)      Maintenance of Books and Records.........................   8
        (c)      Inspection of Books and Records..........................   9
        (d)      Financial Information....................................   9
        (e)      Quarterly Financial Statements...........................   9
        (f)      Annual Financial Statements..............................   9
        (g)      Financial Certification..................................  10
        (h)      Copies of Management Letters............................   10
        (i)      Copies of Regulatory Reports.............................  11
        (j)      Corporate Existence .....................................  11
        (k)      Compliance...............................................  11
        (1)      Payment of Taxes and Claims..............................  11
        (m)      Maintenance of Properties................................  12
        (n)      Insurance................................................  12
        (o)      Remuneration.............................................  12
        (p)      Net Worth................................................  12
        (q)      Notice of Default........................................  12
        (r)      Exchange of Notes........................................  12
        (s)      Reference in Financials..................................  12
        (t)      Board of Directors Meetings..............................  12
        (u)      Qualified Plans..........................................  13
        (v)      President................................................  13

5.       Negative Covenants ..............................................  13
        (a)      Permitted Debt...........................................  13
        (b)      Fixed Charges............................................  15
        (c)      Permitted Investments ...................................  15
        (d)      Subordination of Claims..................................  16
        (e)      Sale of Assets . . . ....................................  16
        (f)      Merger and Consolidation.................................  17
        (g)      Issuances of Capital Stock of Subsidiaries...............  17
        (h)      Maintenance of Present Business..........................  18
        (i)      Transactions with Affiliates.............................  18
        (j)      Permitted Liens .........................................  18
        (k)      Restricted Payments .....................................  20

6. Conditions Precedent...................................................  20

7. Defaults...............................................................  21

8. Payments on and Registration and Transfer of Notes.....................  23




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

 9.     Expenses..........................................................  24

10.     Sale of Notes; Amendment and Waiver...............................  24

11.     Definitions.......................................................  25

12.     Investment Purpose................................................  29

13.     Survival of Representations and Warranties........................  29

14.     Successors and Assigns............................................  29

15.     Notices...........................................................  29

16.     Governing Law.....................................................  29

17.     Counterparts......................................................  29



        Exhibit  A      Form of Notes
        Exhibit  B      Subsidiaries
        Exhibit  C      Schedule of Existing Permitted
                        Indebtedness and Liens
        Exhibit  D      Schedule of Existing Permitted
                        Investments
        Exhibit  E      Form of Opinion of Company Counsel
        Exhibit  F      Wire Transfer Instructions


                            VALLEY FORGE CORPORATION

                             NOTE PURCHASE AGREEMENT


                                                        Dated as of May 15, 1994


Northwestern National Life
  insurance Company
c/o Washington Square Capital, Inc.
100 Washington Square, Suite 800
Minneapolis, Minnesota 55401-2147

The North Atlantic Life Insurance
  Company of America
c/o Washington Square Capital, Inc.
100 Washington Square, Suite 800
Minneapolis, Minnesota 55401-2147

Northern Life Insurance Company
c/o Washington Square Capital, Inc.
100 Washington Square, Suite 800
Minneapolis, Minnesota 55401-2147

Ladies and Gentlemen:

                The undersigned, Valley Forge Corporation, a corporation organized under the laws of the State of Georgia (herein called the "Company"), hereby confirms its agreements with you as follows. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in paragraph 11 hereof.

         1. Purchase and Sale of Notes.

         (a) Subject to the terms and conditions herein, the Company will sell to each of you on such date on or prior to June 1, 1994 as may be fixed by you on at least 3 days prior written notice to the Company, or as may be mutually agreed upon with you (the date of sale being herein called the "Closing Date"), and each of you will purchase from the Company on the Closing Date, at 100% of the principal amount thereof, a senior promissory note of the Company (which, together with any note or notes issued in substitution therefor, are herein collectively called the Notes and individually called a "Note") dated the Closing Date.

         The Note to be purchased by Northwestern National Life Insurance Company ("Northwestern") shall be in the principal amount of $2,000,000, due in ten consecutive equal annual installments, each in the amount of $181,818, on the first day of June in each of the years 1996 through 2005, inclusive, and one final installment equal to the remaining unpaid principal amount of such Note on June 1, 2006. The Note to be purchased by The North Atlantic Life




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
Insurance Company of America ("North Atlantic") shall be in the principal amount of $1,000,000, due in ten consecutive equal annual installments, each in the amount of $90,909, on the first day of June in each of the years 1996 through 2005, inclusive, and one final installment equal to the remaining unpaid principal amount of such Note on June 1,2006. The Note to be purchased by Northern Life Insurance Company ("Northern") shall be in the principal amount of $8,000,000, due in ten consecutive equal annual installments, each in the amount of $727,272, on the first day of June in each of the years 1996 through 2005, inclusive, and one final installment equal to the remaining unpaid principal amount of such Note on June 1, 2006.

                The Notes shall bear interest at the rate of 8,15% per annum (computed on the basis of a 360 day year - 30 day month) from the date of the Notes until payment in full of the principal amount thereof, payable quarterly in arrears on the first day of each March, June, September and December, commencing September 1,1994.

                  The Notes shall be subject to prepayment as herein provided, shall in all respects be subject to the terms of this Agreement, and shall be substantially in the form of Exhibit A hereto. The purchase of the $2,000,000 Note by Northwestern, the $1,000,000 Note by North Atlantic and the $8,000,000 Note by Northern shall be separate and several, provided that the Company shall not be obligated to sell any of the Notes hereunder unless all of the Notes are purchased.

                  (b) Notwithstanding the foregoing, if all or any portion of the principal amount of or interest on any Note shall not be paid when due, whether by regular installment, upon prepayment, by acceleration, at maturity or otherwise, such overdue principal and, if so permitted by law, such overdue interest shall bear interest at a rate per annum equal to the lesser of the highest rate permitted by law or 10.15% (computed on the basis of a 360 day year
- 30 day month) from the date on which such payment was due until payment thereof in full.

                  (c) You will pay the purchase price of the Notes by wire transfer of immediately available federal funds to such accounts as shall be specified by the Company, against delivery to you of the Notes.

                  (d) Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or holiday for banks under the laws of the State of Minnesota or California, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest on the Notes.

2.       Voluntary Prepayments.

         (a) The Company may, at its option, on any date (in the case of a prepayment in full) or on any interest payment date (in the case of a partial prepayment), prepay the Notes in whole or in part (but if in part only in the amount of $100,000 or integral multiples thereof), upon at least 30 days' prior written notice to the holders of the Notes, and upon payment of a prepayment premium equal to the excess, if any, of (i) the amount equal to the present value of all installments of principal and interest which are avoided by such prepayment, determined by discounting such installments of principal and interest at a rate per annum equal to .50% plus the Treasury Yield Percentage, over (ii) the principal amount to be prepaid. In no event shall such prepayment premium be less than zero.

         (b) No partial prepayment shall be made pursuant to paragraph 2(a) unless (i) at the time of such partial prepayment the Company and its Subsidiaries on a consolidated basis shall have on hand to make the partial prepayment excess or surplus funds not required in the conduct of their business in an amount at least equal to the amount of the partial prepayment, (ii) giving effect to such partial prepayment, there shall exist no default or Event of Default hereunder, and (iii) there shall have been delivered to the holders of the Notes a certificate signed by a responsible officer of the Company to both such effects.

         (c) In the event the Company shall give notice of any prepayment in accordance with subparagraph (a) above, such notice shall specify the principal amount of the Notes to be prepaid and the date of the proposed prepayment, and thereupon such principal amount, together with accrued and unpaid interest thereon to the prepayment date and together with the applicable premium, if any, shall become due and payable on the prepayment date. In the event any prepayment shall be less than the entire unpaid principal amount of the Notes, the amount of such prepayment shall be applied pro rata on all Notes on the last maturing required installment or installments of principal in inverse order of their maturity.

         3. Representations and Warranties. The Company represents and warrants to you as follows:

         (a) The Company is a corporation organized and existing and in good standing under the laws of the state of Georgia, and has corporate power and authority to own and operate its properties, to carry on its business, and to enter into and perform its obligations under this Agreement and the Notes. Each of the Subsidiaries is a corporation organized and existing and in good standing under the laws of the state of its incorporation, and has corporate power and authority to own and operate its properties and to carry on its business. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing under the laws of each state where the nature of the business conducted or property owned by it requires such qualification. Exhibit B hereto correctly sets forth the name and state of incorporation of each Subsidiary, and the percent of the outstanding capital stock of every class of each Subsidiary directly or indirectly owned by the Company. The Company does not own, directly or indirectly, more than 1% of the total outstanding capital stock of any class of any corporation other than the Subsidiaries set forth on Exhibit B hereto.

         (b) Neither the execution and delivery by the Company of this Agreement or the Notes, nor the performance or observance by the Company or any Subsidiary of any of the terms or conditions of this Agreement or the Notes, will (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the property or assets of the Company or any Subsidiary pursuant to, the Articles of Incorporation or Bylaws of the Company or any Subsidiary, or any indenture, contract, agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject, or (ii) require any registration or filing with, or any consent or approval of, any federal, state or local governmental agency or authority.

         (c) The execution and delivery by the Company of this Agreement and of the Notes have been duly authorized by all necessary corporate action of the Company.

         (d) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any federal, state, municipal or other governmental agency (i) seeking to restrain or prohibit the purchase or sale of the Notes, or (ii) which, if decided adversely to the Company or said Subsidiary, would have a materially adverse effect upon the financial condition, properties, business, operations or prospects of the Company or said Subsidiary; and neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental agency.

         (e) The Company has furnished to you (i) consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of, and for the fiscal year ended, December 31 in each of the years 1989 through 1993, inclusive, certified by Coopers & Lybrand, independent certified public accountants, (ii) unaudited consolidating balance sheets and statements of income of the Company and its Subsidiaries as of, and for the fiscal year ended, December 31 in each of the years 1989 through 1993, inclusive, and (iii) unaudited consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of, and for the three months ended, March 31, 1993 and March 31, 1994.

         Said financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates thereof and the results of operations of the Company and its Subsidiaries for the periods indicated, all in conformity with generally accepted accounting principles consistently followed through the periods involved (except that the footnotes required by generally accepted accounting principles have been omitted from the financial statements referred to in clauses (ii) and (iii), and except that the financial statements referred to in clause (iii) are subject to normal year-end audit adjustments). There have been no material adverse changes in the financial condition, properties, business, operations or prospects of the Company and its Subsidiaries since the date of the latest balance sheet referred to,

         (f) Each of the Company and its Subsidiaries has good and marketable title to, or, in the case of leased property, a valid, binding and enforceable leasehold interest in, all real estate, personal property, equipment, processes, patents, copyrights, trademarks and other property and assets necessary to, or used in connection with, its trade or business, including (excepting as they have been affected by transactions in the ordinary course of business) the properties and assets reflected in the most recent balance sheet referred to in subparagraph (e) above. All of the assets of the Company and its Subsidiaries are free and clear of all Liens (other than Liens permitted by paragraph 5(j) hereof).

         (g) Neither the Company nor any Subsidiary nor any agent acting on the behalf of the Company or any Subsidiary has offered the Notes, or any part thereof, or any similar obligation for sale to, or solicited any offers to buy the Notes, or any part thereof, or any similar obligation from, any person or persons so as to bring the issue or sale of the Notes within the provisions of
Section 5 of the Securities Act of 1933, as amended, and neither the Company nor any Subsidiary will sell or offer for sale any note or any similar obligation of the Company to, or solicit any offer to buy any note or similar obligation of the Company from, any person or persons so as to bring the issue or sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

         (h) The Company and its Subsidiaries have procured and are now in possession of all material licenses and permits required by federal, state or local laws for the operation of the business of the Company and its Subsidiaries in each jurisdiction wherein the Company or any Subsidiary is now conducting or proposes to conduct business,

         (i) Neither the Company nor any Subsidiary is in default in the payment of the principal of or interest on any Debt nor is in default under any instrument or agreement under and subject to which any Debt has been issued, and no condition or event has occurred under the provisions of any such instrument or agreement which, with or without the giving of notice or the passage of time, or both, constitutes or would constitute an event of default thereunder.

         (j) Each of the Company and its Subsidiaries has filed all federal, state, local and foreign income tax returns which, to the knowledge of the Company, are required to be filed, and has paid all taxes shown on said returns and all assessments received by it to the extent that they have become due. The federal income tax returns of the Company have been finally determined by the Internal Revenue Service (or have been closed by applicable statutes of limitation) for all years prior to and including the year ended December
31, 1989, No claims have been asserted against the Company in respect of federal income tax returns for any subsequent year.

         (k) Neither the Company nor any Subsidiary owns any Margin Stock and none of the proceeds received by the Company from the sale of the Notes will be used for the purpose of purchasing or carrying a Margin Stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase a Margin Stock or for any other purpose not permitted by Regulation G (12 CFR Part
207) of the Board of Governors of the Federal Reserve System, as amended from time to time. The term Margin Stock as used herein shall have the same meaning as ascribed to that term in Section 207.2(i) of said Regulation G.

         (1) Each qualified retirement plan of the Company and each ERISA Affiliate in which any employees of the Company or any ERISA Affiliate participate that is subject to any provisions of ERISA (a "Qualified Plan") is being administered in accordance with the documents and instruments governing such Qualified Plan, and such documents and instruments are consistent with those provisions of ERISA which have become effective and operative with respect to such Qualified Plan as of the date of this Agreement. No such Qualified Plan has incurred any material "accumulated funding deficiency" within the meaning of
Section 302 of ERISA (whether or not waived), and neither the Company nor any ERISA Affiliate has incurred any material liability (including any material contingent liability) to the PBGC in connection with any such Qualified Plan. No such Qualified Plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a "prohibited transaction" within the meaning of ERISA or Section 4975 of the internal Revenue Code and the issuance and sale of the Notes as contemplated hereby will not constitute a "prohibited transaction". No such Qualified Plan nor any trust created thereunder has been terminated, nor have there been any "reportable events" within the meaning of
Section 4043 of ERISA with respect to any such Qualified Plan, Neither the Company nor any ERISA Affiliate contributes to or has any employees who are covered by any "multi-employer plan", as such term is defined in Section 3 (37) of ERISA, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multi-employer plan.

         (m) Each of the Company and its Subsidiaries is in compliance with all laws, rules and regulations applicable to it (including without limitation those relating to the environment), a violation of which could have a material adverse effect on the financial condition, properties, business, operations or prospects of the Company or any such Subsidiary.

         (n) To the knowledge of the Company, there is no contamination of or other environmental condition with respect to any property presently or formerly owned, leased or otherwise operated by the Company or any of its Subsidiaries which could have a material adverse effect on the financial condition, properties, business, operations or prospects of the Company and its Subsidiaries, taken as a whole,

         To the knowledge of the Company, no real property or other assets owned, leased or otherwise operated by the Company or any Subsidiary is the subject of a "Superfund" evaluation conducted by any governmental agency, and neither the Company nor any Subsidiary has acquired, incurred or assumed, directly or indirectly, any contingent liability in connection with the release of any hazardous substance (including without limitation petroleum, its derivatives or by-products, or other hydrocarbons) into the environment with respect to its present or former business or property which could have a material adverse effect on the financial condition, properties, business, operations or prospects of the Company and its Subsidiaries, taken as a whole.

         Except as otherwise specifically set forth in the Modified Phase I/ Phase II Environmental Site Assessment dated May 12, 1994 for the facility leased by The Guest Company, Inc. ("Guest") located at 48 Elm Street, Meriden, Connecticut, which was prepared by Wehran Engineering Corporation for the Company in connection with the proposed acquisition of substantially all of the assets of Guest referred to in clause (ii) of paragraph 3(o) hereof, a true and correct copy of which has been delivered to you, neither the Company nor any Subsidiary has received any material notice, letter, citation, order, warning, complaint, inquiry, claim or demand from any governmental body that (i) the Company or any Subsidiary has violated, or is about to violate, any environmental law, rule or regulation; (ii) there has been a release, or there is a threat of release, of hazardous substances (including without limitation petroleum, its derivatives or by-products, or other hydrocarbons) from any of the present or former property, facilities, equipment or vehicles of the Company or any Subsidiary; (iii) the Company or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remedying or responding to a release of hazardous substances (including without limitation petroleum, its derivatives or by-products, or other hydrocarbons); or (iv) any of the property or assets of the Company or any Subsidiary is subject to a Lien in favor of any governmental authority for any liability, costs or damages under any environmental laws, rules or regulations arising from, or securing payment of costs incurred by such governmental authority in response to, a release of a hazardous substance (including without limitation petroleum, its derivatives or by-products, or other hydrocarbons).

         (o) The proceeds from the sale of the Notes will be used by the Company as follows: (i) approximately $4,300,000 of such proceeds will be used to repay existing Current Debt of the Company to banks, (ii) approximately $6,500,000 of such proceeds will be loaned by the Company to one of its Subsidiaries and used by such Subsidiary to finance the acquisition by it of substantially all of the assets of Guest, and (iii) the remainder of such proceeds will be used by the Company and its Subsidiaries for general corporate purposes.

         (p) Neither the Company nor any Subsidiary has engaged any broker or finder in connection with the transaction contemplated by this Agreement.

         (q) Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended),

         (r) None of this Agreement, the financial statements referred to in paragraph 3(e) hereof or any other document, certificate or instrument delivered to you on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, There is no fact (other than general economic conditions or facts or information available to the public generally) that has not been disclosed in writing to you that materially adversely affects or, as far as the Company can now reasonably foresee, may materially adversely affect, the financial condition, properties, business, operations or prospects of the Company or any Subsidiary, or the ability of the Company or any Subsidiary to perform this Agreement or to pay the principal of or interest on the Notes and other sums payable under this Agreement when due.

         4. Affirmative Covenants. The Company covenants and agrees with you that, so long as any amount shall remain unpaid on the Notes, it will:

         (a) Payment. Duly and punctually pay or cause to be paid the principal of and interest on the Notes and will duly and punctually perform or cause to be performed all things on its part or on the part of any of its Subsidiaries to be done or performed under this Agreement.

         (b) Maintenance of Books and Records. At all times keep and cause each Subsidiary to keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

         (c) Inspection of Books and Records. At all reasonable times and upon reasonable notice permit and cause each Subsidiary to permit you and your representatives, at your own expense, to inspect such of its books, records, properties and operations as you may reasonably request, and to make extracts from such books and records. You hereby agree that you will not disclose the information obtained by you in connection with the transaction contemplated by this Agreement or pursuant to any such inspection to any other person (other than your attorneys, as necessary, and upon the same undertaking from such attorneys), except to the extent such information can be shown to be previously known to you and not obtained by you under a written obligation of confidentiality, in the public domain or later acquired by you from other legitimate sources, and except as required by law.

         (d) Financial Information. From time to time furnish and cause each Subsidiary to furnish you with such information and statements as you may reasonably request concerning its financial condition and results of operations and concerning performance by it of the covenants and agreements contained in this Agreement; and in the event that written notice of the occurrence of an Event of Default under paragraph 7 hereof shall have been given to the Company, and the Company shall have notified you that such Event of Default has been corrected, the Company shall, upon your request, for the purpose of showing that such Event of Default has been corrected, furnish to you a signed copy of an audit report prepared and certified by an independent certified public accountant selected by the Company and satisfactory to you, which report shall include such matters as you may reasonably request, All expenses incurred in connection with such report shall be borne by the Company. Nothing in this paragraph 4(d), however, shall diminish, defer, postpone or otherwise limit the right of the holder of any Note to take any action permitted by paragraph 7 hereof.

         (e) Quarterly Financial Statements. Furnish to you, within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company and its Subsidiaries, a balance sheet and statements of income, stockholders' equity and cash flows reflecting the financial condition on a consolidated basis of the Company and its Subsidiaries at the end of such quarterly period and the results of operations on a consolidated basis of the Company and its Subsidiaries during such period, all in reasonable detail, and setting forth comparable figures, if any, for the same accounting period in the preceding fiscal year.

         (f) Annual Financial Statements. Furnish to you, as soon as available, but in any event within 105 days after the close of each fiscal year of the Company, (i) duplicate signed copies of an audit report prepared and certified (without qualification as to the scope of the audit) by Coopers & Lybrand or another nationally recognized independent certified public accounting firm, which report (A) shall include a balance sheet of the Company and its Subsidiaries on a consolidated basis as at the end of such year and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries reflecting the operations during said year, all in reasonable detail and setting forth comparable figures for the preceding fiscal year, (B) shall state that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, and have been examined in accordance with generally accepted auditing standards, and (C) shall be accompanied by a statement by such accounting firm certifying that in making the examination upon which such report was based, no information came to its attention which to its knowledge constituted a default under this Agreement or specifying any such default, and (ii) an internally prepared balance sheet and statement of income reflecting the financial condition on a consolidating basis of the Company and its Subsidiaries at the end of such year and the results of operations on a consolidating basis of the Company and its Subsidiaries during such year, all in reasonable detail and setting forth comparable figures, if any, for the preceding fiscal year.

         (g) Financial Certification. At the time of the delivery to you of the reports referred to in paragraphs 4(e) and 4(f) hereof, deliver to you a certificate signed by its chief financial officer (i) certifying that such officer has reviewed the provisions of this Agreement and stating, in such officer's opinion, if such be the fact, that the Company and its Subsidiaries have not been and are not in default as to any of the provisions contained in this Agreement, or, in the event that the Company or any of its Subsidiaries is or was in default, setting forth the details of such default, and (ii) certifying that the financial statements referred to in paragraph 4(e) or 4(f)(ii) hereof which are simultaneously delivered with such certificate have been prepared in accordance with generally accepted accounting principles (subject, in the case of the financial statements referred to in paragraph 4(e) or 4(f)(ii), to the omission of the footnotes required by generally accepted accounting principles and, in the case of the financial statements referred to in paragraph 4(e) to normal year-end audit adjustments). Such certificate shall set forth the computations upon which such officer based the conclusion that the Company and its Subsidiaries are and have been in compliance with paragraphs 4(p) and 5(a), (b), (c), (e), (f), (j) and (k) hereof, to the extent computations are necessary to establish compliance with such paragraphs.

         (h) Copies of Management Letters. Promptly furnish to you as soon as available copies of all management letters or similar documents submitted to the Company by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Company or of the Company and any of its Subsidiaries.

         (i) Copies of Regulatory Reports. Furnish to you, within 15 days after transmittal or filing thereof by the Company, copies of all proxy statements, notices and reports which the Company sends to its stockholders, and copies of all registration statements (without exhibits) and all reports which the Company files with the Securities and Exchange Commission.

         (j) Corporate Existence. Maintain and cause each Subsidiary to maintain its corporate existence in good standing (except that the corporate existence of the Company or any Subsidiary may be terminated pursuant to a merger or consolidation permitted under paragraph 5(f) of this Agreement, and except that the corporate existence of any Subsidiary may be terminated if the Board of Directors determines in good faith that the discontinuance of the corporate existence of such Subsidiary is desirable and would not have a material adverse effect on the financial condition, properties, business, operations or prospects of the Company and its Subsidiaries, taken as a whole, and all of the property and assets of such Subsidiary remaining after payment or provision for payment of all debts, obligations and liabilities of such Subsidiary are transferred to the Company and such Subsidiary's other shareholders, if any, by way of dividend or liquidating distribution in accordance with applicable corporate law).

         (k) Compliance. Comply and cause each Subsidiary to comply in all material respects with all applicable laws, rules and regulations of the United States and of each state thereof and of each political subdivision thereof and of any and all other governmental authorities.

         (1) Payment of Taxes and Claims. Pay and cause each Subsidiary to pay when due (i) all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it, and (ii) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien against any property of the Company or such Subsidiary; provided, however, that the Company or such Subsidiary shall have the right to contest in good faith, by appropriate proceedings promptly initiated and diligently conducted (which effectively stay the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary), the validity, amount or imposition of any such tax, assessment, charge, claim or demand and upon such good faith contest to delay or refuse payment thereof, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

         (m) Maintenance of Properties. Maintain and cause each Subsidiary to maintain and keep its properties in good repair, working order and condition, subject to normal wear and tear, and from time to time make all needful and proper repairs, renewals and replacements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         (n) Insurance. Maintain and cause each Subsidiary to maintain insurance of such types, in such amounts and with such insurance companies as shall be consistent with sound business practice.

         (o) Remuneration. Pay and cause each Subsidiary to pay compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, or fees under management contracts or for professional services, to any of its officers, directors, employees or stockholders only in amounts which are not in excess of reasonable compensation paid for similar services by similar businesses.

         (p) Net Worth. At all times maintain Consolidated Net Worth in an amount not less than $18,000,000.

         (q) Notice of Default. Give you prompt notice in writing of any condition or event which constitutes an Event of Default under paragraph 7 hereof or which, with the giving of notice or the passage of time, or both, would constitute such an Event of Default.

         (r) Exchange of Notes. At any time, at its expense at your written request and upon surrender of any Note or Notes for such purpose, issue new Notes in exchange therefor in such denominations of at least $500,000 as shall be specified by you, in an aggregate principal amount equal to the then unpaid principal amount of the Note or Notes surrendered and substantially in the form of Exhibit A hereto with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Note or Notes surrendered.

         (s) Reference in Financials. Include, or cause to be included, a reference to the Notes and to this Agreement in all financial statements of the Company and its Subsidiaries for periods ending after the Closing Date which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

         (t) Board of Directors Meetings. If and so long as an Event of Default has occurred and is continuing, notify you of all regular or special meetings of the Board of Directors of the

Company and afford you or your representative the right and opportunity to attend any and all such meetings.

         (u) Qualified Plans. Cause each Qualified Plan and the documents and instruments governing each Qualified Plan to be conformed to when necessary, and to be administered in a manner consistent with those provisions of ERISA which may, from time to time, become effective and operative with respect to such Qualified Plan; and, if requested by you in writing from time to time, furnish to you a copy of any annual report with respect to each such Qualified Plan that the Company files with the Internal Revenue Service pursuant to ERISA. The Company will not, and will not permit any ERISA Affiliate to, (i) engage in any "prohibited transaction", (ii) incur any "accumulated funding deficiency", whether or not waived, or (iii) terminate any Qualified Plan in a manner which could result in the imposition of a Lien on any property of the Company or any ERISA Affiliate.

         (v) President. Give you notice within 10 days after David R. Brining ceases to be President of the Company active in its daily management.

         5. Negative Covenants. The Company covenants and agrees with you that without your prior written consent, so long as any amount shall remain unpaid on the Notes, it will not and will not permit any Subsidiary to:

         (a) Permitted Debt. Borrow money, issue evidences of Debt or create, assume, guaranty, become contingently liable for or suffer to exist any Debt in addition to the Notes, except:

         (i) subject to the last sentence of this paragraph 5(a), Funded Debt of the Company or any Subsidiary incurred in connection with the acquisition after the Closing Date of machinery and equipment used in the business of the Company or such Subsidiary and not held as inventory for sale or lease, which Funded Debt is secured by conditional sales contracts, title retention agreements, leases which, according to generally accepted accounting principles, are required to be capitalized or other purchase money security interests, provided that the Funded Debt secured by any such security interest shall not exceed the cost to the Company or such Subsidiary of the assets acquired subject thereto and such security interest shall not encumber any property of the Company or such Subsidiary other than the assets acquired subject thereto;

         (ii) Current Debt of the Company, which Current Debt is unsecured, provided that the Company shall at no time be liable for any Current Debt unless there shall have been a period of at least 30 consecutive days during the 12 months immediately preceding such time when the sum of



                                                                              23

Consolidated Current Debt and Consolidated Funded Debt shall not have exceeded 45% of Consolidated Capitalization;

         (iii) Current Debt of Multiplex Technologies, Inc. ("Multiplex") to banks, provided that the outstanding principal amount of such Current Debt shall at no time exceed $250,000, and further provided that Multiplex shall at no time be liable for Current Debt incurred under such credit facility unless there shall have been a period of at least 30 consecutive days during the 12 months immediately preceding such time when the sum of Consolidated Current Debt and Consolidated Funded Debt shall not exceed 45% of Consolidated Capitalization;

         (iv) subject to the last sentence of this paragraph 5 (a) Funded Debt of Gits Manufacturing Company, Inc. ("Gits Manufacturing") to financial institutions in an aggregate original principal amount not to exceed $600,000, the proceeds of which Funded Debt are used solely to expand the manufacturing facility of Gits Manufacturing located in Creston, Iowa and to acquire certain machinery and equipment for use at such expanded facility (the property and assets so constructed or acquired being herein collectively called the "Creston Facility"), provided that such Funded Debt shall be repaid in accordance with its terms with no extension, renewal or other modification;

         (v) Debt of Marine Industries Company, Inc. ("Marine Industries") to financial institutions in an aggregate original principal amount not to exceed $2,750,000 (and the guaranty by the Company of such Debt), the proceeds of which Debt are used solely to construct a new manufacturing and distribution facility for Marine Industries and American Foreign Industries, Inc. ("AFI") located in Napa, California and to acquire certain machinery and equipment for use at such new facility (the property and assets so constructed or acquired being herein collectively called the "Napa Facility"), provided that such Debt shall be repaid in accordance with its terms with no extension, renewal or other modification;

         (vi) existing Funded Debt of the Company and its Subsidiaries set forth in Exhibit C hereto, provided that all such Funded Debt shall be repaid in accordance with its terms with no extension, renewal or other modification;

         (vii) Debt of any Consolidated Subsidiary to the Company or another Consolidated Subsidiary, provided that such Debt shall be evidenced by a note (unless such Debt is incurred by a Wholly-Owned Subsidiary, in which case such Debt may be evidenced solely on the consolidated books and records of Company) and shall constitute a general obligation of such Consolidated Subsidiary, which shall not be subordinated to any other obligations of such Consolidated Subsidiary; and

         (viii) subject to the last sentence of this paragraph 5(a), other Funded Debt of the Company,

         Notwithstanding anything to the contrary stated herein, at no time shall the Company or any Subsidiary incur, create, assume or otherwise become liable for any Funded Debt (including, without limitation, Funded Debt otherwise permitted by clauses (i), (iv) and (viii) hereof, but excluding Debt permitted by clause (v) hereof to the extent such Debt constitutes Funded Debt) if, immediately after giving effect thereto and to any concurrent transactions, Consolidated Funded Debt shall exceed 45% of Consolidated Capitalization.

         (b) Fixed Charges. Permit, as of the end of each fiscal quarter of the Company, Consolidated Net Income Available for Fixed Charges for the twelve-month period ended on such date to be less than 175% of Fixed Charges for such twelve-month period.

         (c) Permitted Investments. Purchase or permit to exist investments in stock or securities of, or make or permit to exist loans or advances to, or other investments in, any person, firm or corporation (including without limitation investments in or loans or advances to any corporation proposed to be acquired or created as a Subsidiary), except:

         (i) investments in obligations issued or guaranteed by the United States government or any agency thereof maturing within three years from the date of acquisition thereof;

         (ii) investments in municipal securities maturing within three years from the date of acquisition thereof, which municipal securities are rated in one of the top two rating classifications by at least one recognized national rating service,, such as Moody's Investor Service or Standard & Poor's;

         (iii) investments in certificates of deposit, time, deposits or banker's acceptances issued by any financial institutions which are rated in one of the top two rating classifications by at least one recognized national rating service, such as Moody's Investor Service, Standard & Poor's or Thomson Bank Watch;

         (iv) existing equity investments by the Company in its Subsidiaries and other existing investments set forth in Exhibit D hereto;

                 (v) advances to its officers and employees in the ordinary course of business in an amount not to exceed $200,000 in the aggregate at any time outstanding or $100,000 at any time outstanding to any one officer or employee, which advances shall be evidenced by notes;

                 (vi) equity investments of the Company or any Subsidiary in corporations to be acquired, which corporations, immediately following the making of such investments, will become Consolidated Subsidiaries, provided that the aggregate amount of all such equity investments made during any period of 12 consecutive months shall not exceed 10% of Consolidated Assets determined as of the end of the most recently completed fiscal quarter of the Company occurring during such 12-month period (notwithstanding the foregoing, for so long as David R. Brining remains the President of the Company active in its daily management, the Company or any Subsidiary may make, during any period of 12 consecutive months, equity investments of the type described above, the aggregate amount of which exceed 10% of Consolidated Assets determined as of the end of the most recently completed fiscal quarter of the Company occurring during such 12-month period, provided that the aggregate amount of such investments made during any period of 12 consecutive months shall in no event exceed 16% of Consolidated Assets determined as of the end of the most recently completed fiscal quarter of the Company occurring during such 12-month period, and no such investments shall thereafter be made by the Company or any Subsidiary in the immediately succeeding 12-month period); and

                 (vii) loans to Consolidated Subsidiaries evidenced by notes (unless such loans are to Wholly-Owned Subsidiaries, in which case such loans may be evidenced solely on the consolidated books and records of the Company) and constituting general obligations of such Consolidated Subsidiaries, provided such obligations shall not be subordinated to any other obligations of such Consolidated Subsidiaries.

         (d) Subordination of Claims. Subordinate or permit to be subordinated any claim against, or obligation of, another person, firm or corporation held or owned by it to any other claim against, or obligation of, such other person, firm or corporation.

         (e) Sale of Assets. Sell, lease or otherwise dispose of any of its assets (including without limitation any shares of capital stock of any Subsidiary), provided that (i) the Company or any Subsidiary may sell inventory in the ordinary course of business, (ii) any Subsidiary may sell, lease or otherwise dispose of any or all of its assets to the Company or another Consolidated

Subsidiary, (iii) the Company or any Subsidiary may sell, lease or otherwise dispose of obsolete, worn out or no longer useful machinery and equipment, (iv) Marine Industries may sell the Napa Facility, as long as such sale is made within 180 days after completion of construction and/or acquisition of such facility and such facility is leased back by Marine Industries and AFI simultaneously with such sale, (v) the Company or any Subsidiary may sell any assets as long as (A) the full proceeds of such sale, after payment of all existing Debt of the Company or any of its Subsidiaries secured by such assets, are used to repay, simultaneously and on a pro rata basis, the Company's other existing Senior Debt to financial institutions (including without limitation the Notes) within 180 days after the consummation of such sale, (B) each of the conditions to prepayment of the Notes set forth in paragraph 2(b) hereof are satisfied with respect to such repayment, and (C) the repayment of the Notes is made in accordance with the provisions of paragraphs 2(a) and 2(c) hereof, and
(vi) the Company or any Subsidiary may sell, lease or otherwise dispose of assets during any fiscal year as long as the aggregate net book value of all assets sold, leased or otherwise disposed of in reliance on this clause (vi) during such fiscal year is less than 10% of Consolidated Assets determined as of the end of the immediately preceding fiscal year.

         (f) Merger and Consolidation. Merge or consolidate with or into any corporation or other entity (regardless of whether it is the surviving corporation), provided that (i) any Subsidiary may be merged or consolidated with or into the Company (if the Company is the surviving corporation) or with or into another Consolidated Subsidiary and (ii) the Company may merge or consolidate with or into any corporation if (A) the surviving corporation (if other than the Company) is incorporated under the laws of a state or commonwealth of the United States and expressly assumes the obligations of the Company under this Agreement and the Notes pursuant to an agreement in form and substance satisfactory to you, and (B) immediately following such merger or consolidation, and after giving effect thereto, (1) no Event of Default exists hereunder and no condition or event exists which, with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder,
(2) the surviving corporation would be permitted, pursuant to paragraph 5(a)
(viii) hereof, to incur at least $1 of additional Funded Debt, and (3) the Consolidated Net Worth of the surviving corporation and its subsidiaries would be no less than the Consolidated Net Worth of the Company and its Subsidiaries immediately prior to such merger or consolidation.

         (g) Issuances of Capital Stock of Subsidiaries. Issue shares of capital stock of any Subsidiary to any Person other than the Company or another Consolidated Subsidiary, provided that any Subsidiary may issue shares of its capital stock to its employees as long as, immediately following such issuance, such Subsidiary would continue to be a Consolidated Subsidiary (or, in the case of

Multiplex, would continue to have at least 60% of its Voting Stock of every class owned directly or indirectly by the Company).

         (h) Maintenance of Present Business. Substantially alter the nature of the business in which the Company and its Subsidiaries, when taken as a whole, are engaged from that of the manufacture and distribution of recreational and industrial products, or purchase or invest, directly or indirectly, in any substantial amount of assets or property other than assets or property useful and to be used in any such business,

         (i) Transactions with Affiliates. Except on terms no less favorable to the Company or such Subsidiary than would be obtainable if no such relationship existed, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with: (i) any other Subsidiary or (ii) any director, officer or employee of the Company or any Subsidiary or (iii) any entity which, or any person who, either individually or together with his spouse, his lineal descendants and ascendants and brothers and sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, directly or indirectly beneficially owns 5% or more of the voting stock of the Company or (iv) any company in which any person or entity described above directly or indirectly owns a 5% or greater equity interest.

         (j) Permitted Liens. Create, assume or suffer to exist any Lien of any kind upon any of its property or assets (including without limitation any shares of capital stock of any Subsidiary), whether now owned or hereafter acquired, except:

                 (i) Liens securing Funded Debt permitted by paragraph 5(a)(i) hereof;

                 (ii) presently existing Liens described in Exhibit C hereto securing Funded Debt permitted by paragraph 5(a)(vi) hereof;

                 (iii) Liens for taxes and assessments not yet due or which are being contested in accordance with the terms of paragraph 4(l) hereof;

                 (iv) Liens imposed by law in favor of materialmen, mechanics, carriers, warehousemen, landlords and other like persons for sums not yet due or which are being contested in accordance with the terms of paragraph 4 (1) hereof;

                 (v) judgment and other similar Liens arising in connection with court proceedings, provided that the claims secured thereby are being contested in good faith, by appropriate proceedings promptly initiated and diligently conducted which effectively stay the execution or other enforcement of such Liens, and provided further that such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

                 (vi) encroachments from or onto real property, discrepancies or conflicts in boundary lines and other similar questions of survey with respect to real property that do not in the aggregate materially detract from the value of such real property or materially impair the use thereof in the operation of the business conducted thereon;

                 (vii) other Liens incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operation of its business;

                 (viii) Liens existing on property and assets of a Consolidated Subsidiary securing Debt of said Consolidated Subsidiary permitted by paragraph 5(a)(vii) hereof;

                 (ix) Liens existing immediately prior to acquisition on property or assets acquired by the Company, which Liens secure Funded Debt permitted by paragraph 5(a)(viii) hereof, provided that no such Lien shall have been placed on said property or assets in contemplation of the same being acquired by the Company;

                 (x) Liens on the property and assets of Multiplex securing the Current Debt of Multiplex permitted by paragraph 5(a)(iii) hereof;

                 (xi) Liens on the Creston Facility securing the Funded Debt of Gits Manufacturing permitted by paragraph 5(a)(iv) hereof;

                 (xii) Liens on the Napa Facility securing the Debt of Marine Industries permitted by paragraph 5(a)(v) hereof; and

                 (xiii) other Liens securing Funded Debt of the Company permitted by paragraph 5(a)(viii) hereof, which Funded Debt, together with any other Debt of the Company or any of its Subsidiaries secured by Liens permitted under clause (i)), (ii), (ix), (x), (xi) or (xii) hereof, does not at any time exceed 10% of Consolidated Net Worth.

        (k) Restricted Payments. Declare or make any Restricted Payments, except that (i) any Subsidiary may make Restricted Payments to the Company or another Consolidated Subsidiary, (ii) the Company may pay dividends on its capital stock in shares of such capital stock or in options, warrants or other rights to acquire shares of such capital stock, (iii) the Company may pay cash in settlement of any fractional interests which may arise as a result of any payment of a dividend on its capital stock permitted by clause (ii) above or any split (not including a reverse split) of its capital stock, (iv) the Company may redeem shares of its capital stock solely in exchange for other shares of its capital stock or solely out of the net cash proceeds realized by the Company from the issuance of shares of its capital stock after the Closing Date, and (v) the Company or any Subsidiary may make other Restricted Payments which, at the time of declaration thereof, together with all other Restricted Payments made by the Company and its Subsidiaries in reliance on this clause (v) after December 31, 1992, do not exceed in the aggregate 40% of Cumulative Consolidated Net Income, if, immediately after giving effect to said Restricted Payments, (A) no Event of Default exists hereunder and no condition or event exists which, with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, and (B) the Company would be permitted, pursuant to paragraph 5(a)(viii) hereof, to incur at least $1 of additional Funded Debt.

         6. Conditions Precedent. Your obligation to purchase the Notes, as provided in paragraph 1 hereof, shall be subject to the accuracy of all of the representations herein contained and to the satisfaction, on or before the Closing Date, of the following conditions.

         (a) You shall have received from Husch Eppenberger, counsel for the Company, and/or such local California counsel as shall be reasonably acceptable to you, a favorable opinion or opinions in form and substance satisfactory to you as to all matters specified in Exhibit E hereto and such other matters incident to the transaction herein contemplated as you may reasonably request.

         (b) You shall have received from your counsel, Faegre & Benson, a favorable opinion in form and substance satisfactory to you, as to such matters incident to the transaction herein contemplated as you may reasonably request.

         (c) The representations and warranties contained in paragraph 3 hereof shall be true and correct as of the Closing Date (after giving effect to the transactions contemplated hereby, including without limitation those contemplated by paragraph 3(o) hereof); there shall exist as of the Closing Date (after giving effect to the transactions contemplated hereby, including without limitation those contemplated by paragraph 3(o) hereof) no Event of Default hereunder and no condition or event which, with the passage of time or the giving of notice, or both, would constitute such an Event of Default; and the Company shall have delivered to you a certificate signed by a responsible officer of the Company to such effects.

         (d) All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to you and your counsel, and you shall have received copies of all documents which you may reasonably request at least five days prior to the Closing Date.

         (e) There shall have occurred no material adverse change from the date of the most recent balance sheet referred to in paragraph 3(e) above in the financial condition, properties, business, operations or prospects of the Company or any Subsidiary, nor shall a material action, suit or proceeding be pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

         (f) You shall have received Uniform Commercial Code searches against the Company and its Subsidiaries from their respective principal places of business and such other jurisdictions as you may reasonably request, as of a date no more than 15 days prior to the Closing Date, certified by a reporting service satisfactory to you and disclosing no Liens other than those permitted under paragraph 5(j) hereof.

         (g) You shall have received evidence reasonably satisfactory to you that Guest has entered into an agreement with one of the Company's Subsidiaries providing for the acquisition by such Subsidiary of substantially all of the assets of Guest, that all of the conditions to the closing of such acquisition have been satisfied or waived by the appropriate parties, and that the Company shall be prepared to cause such acquisition (together with the Current Debt repayment contemplated by clause (i) of paragraph 3(o) of this Agreement) to be consummated immediately following the purchase of the Notes.

         7. Defaults. If one or more Events of Default shall occur, that is to say, if

         (a) default shall be made in the punctual payment of the principal of or premium, if any, on any of the Notes or any installment thereof when due, whether by regular installment, upon prepayment, by acceleration, at maturity or otherwise; or

         (b) default shall be made in the punctual payment of any interest on any of the Notes when due, and such default shall have continued for a period of five business days; or

         (c) there shall occur any Event of Default under and as defined in that certain Note Purchase Agreement among the Company,

Northwestern, North Atlantic and CU Life Insurance Company of New York dated as of August 15, 1986, as amended; or

         (d) the Company or any Subsidiary defaults beyond any period of grace provided with respect thereto in any payment of principal of or interest on any other Debt the outstanding principal amount of which exceeds $500,000, or in the performance of any other agreement, term or condition contained in any agreement under which any such Debt is created, or if an event of default (including, without limitation, a cross default) exists under and as defined in any agreement under which any such Debt is created, if the effect of such default or event of default is to cause, or permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity, or if any of the above occur at any time with respect to any Debts the aggregate outstanding principal amount of which exceeds $500,000; or

         (e) an order for relief shall be entered in any Federal Bankruptcy proceeding in which the Company or any Material Subsidiary is the debtor; or bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or other similar proceedings shall be instituted by or against the Company or any Material Subsidiary or all or any part of the property of the Company or any Material Subsidiary under the Federal Bankruptcy Code or any other law of the United States or any bankruptcy or insolvency law of any state of competent jurisdiction unless, if such proceedings are instituted against the Company or any Material Subsidiary, such proceedings are dismissed and discharged within 60 days after they are instituted; or

         (f) the Company or any Material Subsidiary shall cease doing business as a going concern (except in connection with a termination of corporate existence of such Material Subsidiary permitted under paragraph 4(i) hereof or a merger or consolidation in which the Company or such Material Subsidiary is not the surviving corporation permitted under paragraph 5(f) hereof), make an assignment for the benefit of creditors, admit in writing its inability to pay its Debts as they become due, or if a trustee, receiver or liquidator shall be appointed for the Company or any Material Subsidiary or for any substantial portion of the assets of the Company or any Material Subsidiary and such appointment shall not be vacated within 60 days; or

         (g) default shall be made in the performance or observance of any covenant contained in paragraph 5 of this Agreement; or

         (h) default shall be made in the performance or observance of any other of the terms, covenants or conditions of this Agreement and such default shall continue for a period of thirty days after written notice thereof shall have been given by you to the Company; or

         (i) any representation or warranty contained in this Agreement or in any other document supplied to you by the Company in connection with the transaction contemplated by this Agreement proves to be false in any material respect as of the time made; or

         (j) any final judgments or orders for the payment of money in excess of $300,000 in the aggregate shall be rendered against the Company or any Subsidiary which are not stayed, bonded, vacated, paid or discharged within ten days after the date such judgments or orders are required to be paid, then the holder or holders of at least two-thirds of the aggregate principal amount of the Notes may at its or their option, by notice in writing to the Company, declare all of the Notes to be forthwith due and payable and thereupon all of the Notes shall immediately be and become due and payable, together with interest accrued thereon and the premium specified below (provided that if an Event of Default results from the filing of a voluntary or involuntary petition in any bankruptcy proceeding in which the Company or any Material Subsidiary is the debtor, the Notes thereupon shall immediately become due and payable, with interest accrued thereon and the premium specified below, without any notice from the holders of the Notes or otherwise), and the holder or holders of the Notes may take any action or proceeding at law or in equity which it or they deem advisable for the protection of its or their interests to collect and enforce payment, and the Company shall pay all expenses, court costs and reasonable attorneys' fees incurred in connection with or arising out of any default or Event of Default hereunder. The premium payable with respect to the Notes in the event the Notes become immediately due and payable pursuant to this paragraph 7 shall be computed in the same manner as the premium for voluntary prepayments specified in paragraph 2(a) hereof (whether or not voluntary prepayment would then be permitted by paragraph 2).

         8. Payments on and Registration and Transfer of Notes. The Company agrees that it will make payment of the principal of and the interest and premium, if any, on the Notes by wire transfer of immediately available Federal funds, with sufficient information to identify the source and application of funds, to your accounts listed on Exhibit F hereto, without presentment of the Notes and without the rendering of any bills therefor. The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Notes and of transfers of the Notes (the "Note Register") . Upon surrender of a Note for transfer at the office of the Company, the Company shall execute and deliver, in the name of the designated transferee, a new Note in a principal amount equal to the unpaid principal amount of, and dated the date to which interest has been paid on, the Note so surrendered. When a Note shall be presented or surrendered for transfer it shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder thereof or its attorney duly authorized in writing. The Company may treat the person in whose name a Note is registered on the Note Register as the owner of said Note for the purpose of receiving payment of principal of and interest and premium, if any, on said Note and for all other purposes and the Company shall not be affected by notice to the contrary. Notwithstanding anything to the contrary stated herein, without the consent of the Company, no holder of a Note may transfer such Note to any person other than an insurance company, bank, savings and loan association, trust company, investment company, employee pension plan, mutual fund or other institutional investor or financial institution.

         9. Expenses. The Company agrees, whether or not the purchase of the Notes herein contemplated shall be consummated, to pay and save you harmless against liability for the payment of all out-of-pocket expenses arising in connection with the transactions contemplated hereby including without limitation any documentary stamps and recording fees which may be determined to be due and payable with respect to the execution and delivery of the Notes, and the reasonable fees and expenses of your counsel. The Company also agrees to pay, and to save you harmless against liability for the payment of, the reasonable fees and expenses of your counsel in connection with any documentation and related services arising after the Closing Date in connection with the preparation of waivers or amendments of any provisions of this Agreement or the Notes. In addition, the Company agrees, whether or not the purchase of the Notes herein contemplated shall be consummated, to pay, and to save you harmless against, all brokerage or finders fees, if any, incurred in connection with the transaction contemplated by this Agreement.

         10. Sale-of Notes; Amendment and Waiver.

         (a) In the event that you shall transfer the Notes or any part thereof, all notices, certificates, requests, statements and other documents required or permitted to be delivered to you by any provision hereof shall also be delivered to each other registered holder of any Note, except that financial statements and other documents provided for in paragraphs 4(e) and 4(f) hereof need not be delivered to any holder holding less than 10% of the aggregate principal amount of Notes from time to time outstanding, other than each of you and any other holder who, subsequent to the Closing Date, purchases 100%, of the then outstanding principal amount of any Note originally issued to any of you hereunder.

         (b) All interest payments and payments or prepayments of principal shall be made and applied pro rata on all Notes outstanding in accordance with the respective unpaid principal amounts thereof.

         (c) The registered holder or holders of at least two-thirds of the aggregate principal amount of Notes at the time outstanding may by written agreement with the Company amend this Agreement or waive any provision hereof, and any consent, notice or demand required or permitted to be given by you by any provision hereof shall be sufficient if given by the holder or holders of at least two-thirds of the aggregate principal amount of Notes at the time outstanding, except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of this Agreement shall extend the maturity of any Note, or reduce the rate of interest or any premium payable with respect to any Note, or affect the amount of any required prepayments, or reduce the proportion of the aggregate outstanding principal amount of the Notes required with respect to any amendment, waiver, consent, notice or demand.

         11. Definitions. For purposes of this Agreement the following terms shall have the following meanings:

         "Consolidated Assets" shall mean the book value of all assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e) hereof.

         "Consolidated Capitalization" shall mean the sum of (i) Consolidated Funded Debt, plus (ii) Consolidated Net Worth.

         "Consolidated Current Debt" shall mean Current Debt of the Company and its Subsidiaries on a consolidated basis.

         "Consolidated Funded Debt" shall mean Funded Debt of the Company and its Subsidiaries on a consolidated basis.

         "Consolidated Net Income" and "Consolidated Net Loss" shall mean the net after-tax income or loss, as the case may be, of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e) hereof, but excluding the following:

         (i) proceeds of life insurance policies,

         (ii) gains or losses (net of any tax effect) arising from the sale or other disposition of any assets which do not constitute current assets,

         (iii) gains or losses resulting from any write-up or write-down of assets,

         (iv) gains or losses resulting from the reversal of any contingency reserves not created during the applicable period,

         (v) extraordinary gains or losses,

         (vi) any amount representing interests in net losses or undistributed net earnings of any other person or entity in which the Company or any Subsidiary has an ownership interest,

         (vii) any earnings, prior to the date of acquisition, of any other entity (including without limitation any Subsidiary) acquired by the Company or any Subsidiary in any manner,

         (viii) in the case of a successor to the Company by consolidation or merger, any earnings of such successor corporation prior to such consolidation or merger, and

         (ix) any deferred credit (or amortization of a deferred credit) arising from the acquisition by the Company or any Subsidiary in any manner of any other entity.

         "Consolidated Net Income Available for Fixed Charges" shall mean, for any period, Consolidated Net Income for such period, plus (i) all income taxes deducted in computing Consolidated Net Income for such period, and (ii) all Fixed Charges deducted in computing Consolidated Net Income for such period.

         "Consolidated Net Worth" shall mean the stockholders' equity of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e) hereof.

         "Consolidated Subsidiary" or "Consolidated Subsidiaries" shall mean
(i) Multiplex and (ii) any corporation at least 80% of the outstanding Voting Stock of every class of which the Company now directly or indirectly owns or shall hereafter directly or indirectly acquire (as long as all such Voting Stock not directly or indirectly owned or acquired by the Company is held by one or more employees of such corporation or their permitted transferees) .

         "Cumulative Consolidated Net Income" shall mean the excess, if any, of:

         (i) the sum of (A) Consolidated Net Income, if any, for each completed fiscal year of the Company commencing after December 31, 1992 and (B) Consolidated Net Income, if any, for any completed fiscal quarter ending after the last day of the most recently completed fiscal year of the Company; over

         (ii) the sum of (A) Consolidated Net Loss, if any, for each completed fiscal year of the Company commencing after December 31, 1992 and (B) Consolidated Net Loss, if any, for any completed fiscal quarter ending after the last day of the most recently completed fiscal year of the Company.

         "Current Debt" shall mean all Debt other than Funded Debt.

         "Debt" or "Debts" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services, and (ii) obligations under leases which are required, in accordance with generally accepted accounting principles, to be recorded as capital leases.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations adopted pursuant thereto.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Company, would be deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA.

         "Fixed Charges" shall mean, for any period, all interest expense on Debt and all rental expense on leases deducted in computing Consolidated Net Income for such period, determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e).

         "Funded Debt" shall mean any Debt which has a stated final maturity of more than one year from the date of its creation or which may be renewed at the option of the obligor for a period or periods aggregating more than one year from the date of its creation (including the current portion thereof), including without limitation the Notes.

         "Lien" or "Liens" shall mean any mortgage, pledge, security interest, lien, charge, hypothecation, attachment, encumbrance or other arrangement having the practical effect of the foregoing, whether presently effective, springing, conditional or contingent, including the interest of a vendor or lessor under any conditional sales agreement, capital lease, purchase money agreement or other title retention agreement.

         "Material Subsidiary" or "Material Subsidiaries" shall mean all Subsidiaries other than Cruising Equipment Company.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

         "Restricted Payments" shall mean any payment in cash, property or other assets upon or in respect of any shares of any class of capital stock of the Company or any Subsidiary, including without limitation payments as dividends, payments for the purpose of purchasing, redeeming or otherwise retiring any such shares of capital stock (including in the term "capital stock" any warrant or option to purchase any such shares of capital stock) and any other distributions in respect of any such shares of capital stock.

         "Senior Debt" shall mean the Notes and all other Debt which has not been made expressly subordinate in right of payment to the Notes.

         "Subsidiary" or "Subsidiaries" shall mean the corporations listed in Exhibit B hereto, together with any other Consolidated Subsidiaries which the Company shall hereafter directly or indirectly acquire.

         "Treasury Yield Percentage" shall mean the yield, as reported by Bloomberg Financial Markets, determined as of 10:00 a.m. Minneapolis, Minnesota time on the second business day prior to the date fixed for prepayment, of those actively traded "On The Run" United States Treasury securities having a then-remaining maturity equal to the Weighted Average Life to Maturity of the regularly scheduled installments of principal that are avoided by the prepayment, provided that if such Weighted Average Life to Maturity is not equal to the then-remaining maturity of an actively traded "On The Run" United States Treasury security, such yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields, as reported by Bloomberg Financial Markets, of actively traded "On The Run" United States Treasury securities having a then-remaining maturity closest to such Weighted Average Life to Maturity. If such market data for any reason ceases to be available through Bloomberg Financial Markets, you may, in your reasonable discretion, select any other publicly available source of similar market data. For purposes hereof, "On The Run" United States Treasury securities refers to those United States Treasury securities which are most recently auctioned as of the date in question.

         "Voting Stock" shall mean any capital stock entitled to vote in the election of directors (other than shares so entitled to vote upon failure to pay dividends thereon or other contingencies).

         "Weighted Average Life to Maturity" of any regularly scheduled installments of principal that are avoided by a prepayment, as at the time of the determination thereof, shall mean the number of years obtained by dividing the then remaining dollar-years of such installments of principal by the total amount of such installments of principal. The term "remaining dollar-years" of any installments of principal means the amount obtained by (i) multiplying the amount of each such installment by the number of years (calculated to the nearest one-twelfth) which will elapse between the time in question and the scheduled due date of such installment, and (ii) totaling all of the products obtained in clause (i).

         "Wholly-Owned Subsidiary" or "Wholly-Owned Subsidiaries" shall mean any corporation 100% of the outstanding Voting Stock of every class of which the Company now directly or indirectly owns or shall hereafter directly or indirectly acquire.

         12. Investment Purpose. Each of you separately and severally represent to the Company that (i) the acquisition by you of the Note payable to you or your registered assigns will be for investment and not with a view to resale in connection with any distribution thereof and (ii) you are acquiring the Note to be acquired by you hereunder for your own account or for one or more separate accounts maintained by you; it being understood, however, that the disposition of your property shall at all times be within your control. You hereby agree that the Notes shall not be transferable by you except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended,
(ii) pursuant to Rule 144, or any successor rule, under the Securities Act of 1933, as amended, or (iii) upon receipt by the Company of an opinion of Faegre & Benson, or such other counsel as shall be reasonably acceptable to counsel for the Company, to the effect that such transfer is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and all applicable state securities laws.

         13. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and of the Notes.

         14. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         15. Notices. All communications provided for hereunder shall be sent by first class mail and, if to you, addressed to you in the manner in which this Agreement is addressed, and if to the Company, addressed to Valley Forge Corporation, 100 Smith Ranch Road, Suite 326, San Rafael, California, 94903
Attention: President, or to such other address with respect to any party as said party shall notify the others in writing.

         16. Governing Law. This Agreement is intended to be performed in the State of Minnesota, and shall be construed and enforced in accordance with the laws of such State.

         17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding agreement among you and the undersigned.


                                             Very truly yours,

                                             VALLEY FORGE CORPORATION


(Seal)                                       By /s/ David R. Brining
                                               --------------------------------

                                                  David R. Brining

                                                  Its   President


                                             AND /s/ Monica J. Burke
                                                -------------------------------

                                                  Monica J. Burke

                                                  Its   Vice President, Finance

The foregoing Agreement is accepted
as of the date first above written

NORTHWESTERN NATIONAL LIFE
INSURANCE COMPANY

BY /s/ [ILLEGIBLE]
  --------------------------------




THE NORTH ATLANTIC LIFE
    INSURANCE COMPANY OF AMERICA


BY /s/ [ILLEGIBLE]
  --------------------------------


NORTHERN LIFE INSURANCE COMPANY

BY /s/ [ILLEGIBLE]
  --------------------------------